Exhibit 99.1

202 Pride Lane SW
Decatur, AL 35603
(256) 350-3873 - www.lakeland.com

Lakeland Industries Announces New Credit Facility with Bank of America

DECATUR, AL – July 1, 2020 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced that it has established a new credit facility with Bank of America. The new facility consists of a senior secured $12.5 million revolving credit facility, which includes a $5 million letter of credit sub-facility and an option to convert up to $5 million of the revolving credit facility into a term loan facility. The facility also includes an accordion feature under which the Company may request from time to time an increase in the revolving commitment of up to $5 million (for a total commitment of up to $17.5 million). The facility will mature on June 25, 2025. Terms of the new facility are more completely discussed in the Company’s Form 8-K filed with the Securities and Exchange Commission.

Allen E. Dillard, Chief Financial Officer of Lakeland Industries, stated, “We look forward to our new banking relationship with Bank of America. While Lakeland’s financial condition has substantially improved over the past five years as evidenced by our net cash position increasing to $23.3 million at April 30, 2020 as compared with net debt of $4.3 million at April 30, 2015, we have aligned the size of our new credit facility to reflect our current capital requirements while incorporating expansion flexibility. At the same time, we will receive improved pricing, decreased administration, and will have access to Bank of America’s global platform for cash management. This facility and its enhanced features reflect our efforts to optimize all aspects of our business and financial operations aimed at better supporting our continued worldwide growth.”

"Bank of America is pleased to work with Lakeland Industries as they execute on their growth plan,” said Brooks Emory, Senior Relationship Manager with Global Commercial Banking at Bank of America. “We remain committed to helping our clients through all stages of the business cycle and look forward to serving Lakeland Industries as they continue to grow their company worldwide."

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. Sales are made to more than 50 countries, the majority of which were into the United States, China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.	Darrow Associates
256-445-4000	512-551-9296
Allen Dillard	Jordan Darrow
aedillard@lakeland.com	jdarrow@darrowir.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

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